As filed with the Securities and Exchange Commission on September 14, 2009

Registration No. 333-161563

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

1ST UNITED BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Florida	6022	65-0925265

(State or Other Jurisdiction of Incorporation	(Primary Standard Industrial	(I.R.S. Employer
or Organization)	Classification Code Number)	Identification No.)

One North Federal Highway, Boca Raton, Florida 33432, 561-362-3435
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

JOHN MARINO
President
1st United Bancorp, Inc.
One North Federal Hwy.
Boca Raton, Florida 33432
(561) 362-3435
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Michael V. Mitrione, Esq.	Frank M. Conner III, Esq.
David C. Scileppi, Esq.	Michael P. Reed, Esq.
Gunster, Yoakley & Stewart, P.A.	DLA Piper LLP (US)
777 S. Flagler Drive Suite. 500 East	500 Eighth Street, NW
West Palm Beach, Florida 33401	Washington, D.C. 20004
Telephone: (561) 650-0553	Telephone: (202) 799-4000
Fax: (561) 655-5677	Fax: (202) 799-5000

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer: ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price (1) (2)	Amount of registration fee (3)
Common stock, par value $0.01 per share	$80,500,000	$4,492

(1)	Estimated solely for purposes of calculating the registration fee, in accordance with Rule 457(o) under the Securities and Exchange Act of 1933, as amended.

(2)	Includes offering price of shares that the underwriters have the options to purchase to cover over-allotments, if any.

(3)	Of this amount, $3,209 was previously paid.

          The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states which this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-161563) is being filed solely for the purpose of filing Exhibit 1.1, refiling Exhibit 5.1, amending Item 13, and to recalculate the registration fee to reflect the increased proposed maximum aggregate offering price. No changes or additions are being made to the Prospectus constituting Part I of the Registration Statement. Accordingly, the Prospectus is being omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          The expenses in connection with the registration of the shares of common stock covered by this prospectus are set forth in the following table. All amounts except the registration fee, FINRA filing fee, and NASDAQ listing fee are estimated:

Securities and Exchange Commission Registration Fee	$4,492
FINRA Filing Fee	8,550
NASDAQ Listing Fees	100,000
Legal Fees and Expenses	225,000
Printing Expenses	12,000
Accounting Fees and Expenses	50,000
Transfer Agent and Registrar Fees	3,500
Miscellaneous Expenses	25,000

Total	$428,542

          All expenses in connection with the issuance and distribution of the securities being offered shall be borne by the registrant, other than underwriting discounts and selling commissions, if any.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

          We are incorporated under the laws of the State of Florida. The Florida Business Corporation Act grants each corporation organized thereunder the power to indemnify its officers, directors, employees and agents on certain conditions against liabilities arising out of any action or proceeding to which any of them is a party by reason of being such officer, director, employee or agent. The Florida Business Corporation Act permits a Florida corporation, with the approval of its shareholders, to include within its articles of incorporation a provision eliminating or limiting the personal liability of its directors to such corporation or its shareholders for monetary damages resulting from certain breaches of the directors’ fiduciary duty of care, both in suits by or on behalf of the corporation and in actions by shareholders of the corporation.

          Our Articles of Incorporation and Bylaws include provisions that allow us to take advantage of such provisions of the Florida Business Corporation Act. Our Articles of Incorporation and Bylaws also provide for the indemnification, to the fullest extent permitted by the Florida Business Corporation Act, of our officers and directors. We currently maintain policies of insurance under which our directors and officers are insured, within the limits and subject to the limitations of the policies, against specified expenses in connection with the defense of actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

          We have entered into indemnification agreements with each of our directors, which may, in certain cases, be broader than the specific indemnification provisions contained in our Articles of Incorporation and Bylaws. The indemnification agreements may require us, among other things, to indemnify such directors against certain liabilities that may arise by reason of their status or service as directors, officers, or employees of the company and to advance the expenses incurred by such parties as a result of any threatened claims or proceedings brought against them as to which they could be indemnified.

          It is the position of the SEC that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERD SECURITIES

          Set forth below are all of our sales of our securities within the past three years that were not registered under the Securities Act. None of these transactions involved any underwriters or any public offerings and we believe that each of these transactions were exempt from registration requirements.

Sales of Series A Preferred Stock

          In May 2008, we sold 660,000 shares of Series A Preferred Stock in a private offering at a purchase price of $10.00 per share for gross aggregate proceeds of $6.6 million. No underwriting discounts or commissions were paid in the transaction. The Series A Preferred Stock was offered and sold to accredited investors, including current directors, in an offering exempt from the Securities Act registration requirements under Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder and applicable state securities law exemptions.

Exchange of Series A Preferred Stock for Series B Preferred Stock

          On October 17, 2008, we offered to Series A Holders the right to exchange their shares to common stock in a private offering at a ratio of approximately 1.53 shares of common stock for each share of Series A Preferred Stock held. No underwriting discounts or commissions were paid in the transaction. The shares of common stock were offered and sold in an offering exempt from the Securities Act registration requirements under Section 3(a)(9) of the Securities Act. Approximately 72,500 shares of Series A Preferred Stock were converted into 112,117 shares of common stock.

          On February 27, 2009, we entered into exchange agreements with the Holders who had not already had their shares of Series A Preferred Stock redeemed by us or already elected to convert their shares to common stock. Pursuant to the exchange agreements, the Series A Holders exchanged 459,503 shares of Series A Preferred Stock having a liquidation preference of $4,595,030 for 459,503 shares of our Series B Preferred Stock. We received no cash proceeds from the exchange. We issued the Series B Preferred Stock pursuant to the exemption from the registration requirements of the Securities Act contained in Section 3(a)(9) of such act on the basis that this offer constituted an exchange with an existing holder of our securities and no commission or other remuneration was paid to any party for soliciting such exchange.

Sale of Series C and Series D Preferred Stock

          On March 13, 2009, we entered into a an agreement with the U.S. Treasury as part of the U.S. Treasury’s TARP Capital Purchase Program, pursuant to which we agreed to issue and sell 10,000 shares of Series C Preferred Stock, having a liquidation amount per share of $1,000, for a total price of $10,000,000, and a Warrant to purchase up to 500 shares of our Series D Preferred Stock, at an initial per share exercise price of $0.01. The U.S. Treasury exercised the Warrant immediately, and, as a result, we issued 500 shares of our Series D Preferred Stock. For the purchase of our Series C Preferred Stock and our Series D Preferred Stock, we received an aggregate purchase price of $10,000,005. The Series C Preferred Stock, the Series D Preferred Stock, and the Warrant were issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933. The purchaser in this transaction was an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

Stock Options

          Prior to the effectiveness of our Registration Statement on Form S-4 on January 18, 2008, we periodically issued grants of stock option awards to key employees pursuant to our Officers’ and Employees’ Stock Option Plan, and to our directors pursuant to written agreements. Between September 1, 2006 and through January 18, 2008, we granted options to purchase a total of 26,950 shares of our common stock at $14.50 per share. These grants were awarded pursuant to the exemption from compliance with the registration requirements of the Securities Act provided by Rule 701 thereof.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

EXHIBIT NO.	DESCRIPTION

1.1	Form of Underwriting Agreement

2.1

Agreement and Plan of Merger, by and among Equitable Financial Group, Inc., Equitable Bank, and 1st United Bancorp, Inc., dated as of October 1, 2007 – incorporated herein by reference to Exhibit 2.1 of the Registrant’s Registration Statement on Form S-4 (filed 11/19/09) No. 333-147505)

2.2

Amendment No. 1 to the Agreement and Plan of Merger, by and among Equitable Financial Group, Inc., Equitable Bank, and 1st United Bancorp, Inc., dated as of December 19, 2007 – incorporated herein by reference to Exhibit 2.1 of the Registrant’s Amendment No. 1 to Registration Statement on Form S-4 (filed 12/28/08) (No. 333-147505)

2.3

Purchase and Assumption Agreement by and among Citrus Bank, National Association, CIB Marine Bancshares, Inc. and 1st United Bank, dated April 3, 2008 - incorporated herein by reference to Exhibit 2.1 of the Registrant’s Quarterly Report on Form 10-Q (filed 5/14/08) (No. 000-1415277)

2.4

Amendment to Purchase and Assumption Agreement by and among Citrus Bank, National Association, cm Marine Bancshares, Inc., 1st United Bank, and 1st United Bancorp, Inc., dated May 13,2008 - incorporated herein by reference to Exhibit 2.2 of the Registrant’s Quarterly Report on Form 10-Q (filed 5/14/08) (No. 000-1415277)

3.1	Amended and Restated Articles of Incorporation of the Registrant - incorporated herein by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form IO-Q (filed 7/22/08) (No. 000-1415277)

3.2

Certificate of Designation for Series A Non-Cumulative Perpetual Preferred Stock of 1st United Bancorp, Inc. filed on April 25, 2008 with the Secretary of State of the State of Florida designating preferences, limitations, voting powers, and relative rights - incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K (filed 5/14/08) (No. 000-1415277)

3.3

Certificate of Designation for Series B Non-Cumulative Perpetual Preferred Stock of 1st United Bancorp, Inc. filed on February 25, 2009 with the Secretary of State of the State of Florida designating preferences, limitations, voting powers, and relative rights – incorporated herein by reference to Exhibit 3.3 of the Registrant’s Form 10-K (filed 3/13/09) (No. 000-1415277)

3.4

Certificate of Designation for Series C Cumulative Perpetual Preferred Stock of 1st United Bancorp, Inc. filed on March 3, 2009 with the Secretary of the State of the Florida designating preferences, limitations, voting powers, and relative rights – incorporated herein by reference to Exhibit 3.4 of the Registrant’s Form 10-K (filed 3/13/09) (No. 000-1415277)

3.5

Certificate of Designation for Series D Cumulative Perpetual Preferred Stock of 1st United Bancorp, Inc. filed March 3, 2009 with the Secretary of State of the State of Florida designating preferences, limitations, voting powers and relative rights – incorporated herein by reference to Exhibit 3.5 of the Registrant’s Form 10-K (filed 3/13/09) (No. 000-1415277)

3.6

Amendment to the 1st United Bancorp, Inc. Amended and Restated Articles of Incorporation – incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K (filed 5/28/09) (No. 000-1415277)

3.7

Bylaws of the Registrant – incorporated herein by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form S-4 (filed 11/19/07) (No. 333-147505) Registration Statement on Form S-4 (filed 11/19/07) (No. 333-147505)

4.1	See Exhibits 3.1 through 3.7 for provisions of the Articles of Incorporation and Bylaws of the Registrant defining rights of the holders of common stock of the Registrant

4.2

Subordinated Capital Note, effective July 7, 2008, by 1st United Bank in favor of Silverton Bank, N.A. in the amount of $5,000,000 - incorporated herein by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K (filed 7/10/08) (No. 000-1415277)

EXHIBIT NO.	DESCRIPTION

4.3

Form of Certificate for the Series C Fixed Rate Cumulative Perpetual Preferred Stock of 1st United Bancorp, Inc. – incorporated herein by reference to Exhibit 4.3 of the Registrant’s Form 10-K (filed 3/13/09) (No. 000-1415277)

4.4

Form of Certificate for the Series D Fixed Rate Cumulative Perpetual Preferred Stock of 1st United Bancorp, Inc. – incorporated herein by reference to Exhibit 4.4 of the Registrant’s Form 10-K (filed 3/13/09) (No. 000-1415277)

5.1	Opinion of Gunster, Yoakley & Stewart, P.A. regarding the validity of securities being registered

10.1	Officers’ and Employees’ Stock Option Plan - incorporated herein by reference to Exhibit 10.1 of the Registrant’s Registration Statement on Form S-4 (filed 11/19/07) (No. 333-147505)

10.2

Amended and Restated Employment Agreement with John Marino, dated as of December 18, 2008 – incorporated herein by reference to Exhibit 10.2 of the Registrant’s Form 10-K (filed 3/13/09) (No. 000-1415277)

10.3

Amended and Restated Employment Agreement with Warren S. Orlando, dated as of December 18, 2008 – incorporated herein by reference to Exhibit 10.3 of the Registrant’s Form 10-K (filed 3/13/09) (No. 000-1415277)

10.4

Amended and Restated Employment Agreement with Rudy E. Schupp, dated as of December 18, 2008 – incorporated herein by reference to Exhibit 10.4 of the Registrant’s Form 10-K (filed 3/13/09) (No. 000-1415277)

10.5	Amended and Restated Supplemental Executive Retirement Plan Agreement for John Marino, dated as of December 18, 2008†

10.6

Amended and Restated Supplemental Executive Retirement Plan Agreement for Warren S. Orlando, dated as of December 18, 2008 – incorporated herein by reference to Exhibit 10.6 of the Registrant’s Form 10-K (filed 3/13/09) (No. 000-1415277)

10.7

Amended and Restated Supplemental Executive Retirement Plan Agreement for Rudy E. Schupp, dated as of December 18, 2008 – incorporated herein by reference to Exhibit 10.6 of the Registrant’s Form 10-K (filed 3/13/09) (No. 000-1415277)

10.8

Employment Agreement with H. William Spute, Jr., effective February 29, 2008 - incorporated herein by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K (filed 2/6/08) (No. 000-1415277)

10.9	2008 Incentive Plan - incorporated herein by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K (filed 5/30/08) (No. 000-1415277)

10.10

Subordinated Capital Note Purchase Agreement between 1st United Bank and Silverton Bank, N.A., effective July 7, 2008 - incorporated herein by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K (filed 7/10/08) (No. 000-1415277)

10.11

Loan and Stock Pledge Agreement between 1st United Bancorp, Inc. and Silverton Bank, N. A., effective July 7, 2008 - incorporated herein by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K (filed 7/10/08) (No. 000-1415277)

10.12

Promissory Note with Revolving Feature, effective July 7, 2008, by 1st United Bancorp, Inc. in favor of Silverton Bank, N.A. in the amount of $5,000,000 - incorporated herein by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 8-K (filed 7/10/08) (No. 000-1415277)

10.13

Letter Agreement, dated March 13, 2009, between 1st United Bancorp, Inc. and the United States Department of Treasury, which includes the Securities Purchase Agreement-Standard Terms attached thereto – incorporated herein by reference to Exhibit 10.13 of the Registrant’s Form 10-K (filed 3/13/09) (No. 000-1415277)

10.14	Form of Senior Executive Officer Letter Agreement – incorporated herein by reference to Exhibit 10.14 of the Registrant’s Form 10-K (filed 3/13/09) (No. 000-1415277)

10.15	Form of Waiver – incorporated herein by reference to Exhibit 10.15 of the Registrant’s Form 10-K (filed 3/13/09) (No. 000-1415277)

EXHIBIT NO.	DESCRIPTION

10.16

AARA Letter Agreement dated February 26, 2009, between 1st United Bancorp, Inc. and the United States Department of Treasury – incorporated herein by reference to Exhibit 10.16 of the Registrant’s Form 10-K (filed 3/13/09) (No. 000-1415277)

21.1	Subsidiaries of the Registrant – incorporated herein by reference to Exhibit 21.1 of the Registrant’s Form 10-K (filed 3/13/09) (No. 000-1415277)

23.1	Consent of Crowe Horwath LLP, independent registered public accounting firm†

23.2	Consent of Gunster, Yoakley & Stewart, P.A. (included in Exhibit 5.1)

24.1	Power of Attorney†

† Previously filed

(b) Financial Statement Schedules

          All financial statement schedules have been omitted because they are either not applicable or the required information has been included in the consolidated financial statements or notes thereto incorporated by reference into this prospectus.

ITEM 17. UNDERTAKINGS

          The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

          Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida on the 14th day of September 2009.

1ST UNITED BANCORP, INC.

By:	/s/ John Marino

John Marino
President

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 14th day of September, 2009.

Signature	Title	Date

/s/ Rudy E. Schupp	Chief Executive Officer and Director	September 14, 2009
(Principal Executive Officer)
Rudy E. Schupp

/s/ John Marino	President and Chief Financial Officer and Director	September 14, 2009
(Principal Financial and Accounting Officer)
John Marino

*	Chairman of the Board	September 14, 2009

Warren S. Orlando

*	Director	September 14, 2009

Paula Berliner

*	Director	September 14, 2009

Jeffery L. Carrier

*	Director	September 14, 2009

Ronald A. David

*	Director	September 14, 2009

James Evans

*	Director	September 14, 2009

Arthur S. Loring

*	Director	September 14, 2009

Thomas E. Lynch

*	Director	September 14, 2009

Carlos Morrison

*	Director	September 14, 2009

H. William Spute, Jr.

*	Director	September 14, 2009

Joseph W. Veccia, Jr.

*By:	/s/ John Marino

John Marino
(Attorney-in-Fact)
September 14, 2009

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

1.1	Form of Underwriting Agreement

2.1

Agreement and Plan of Merger, by and among Equitable Financial Group, Inc., Equitable Bank, and 1st United Bancorp, Inc., dated as of October 1, 2007 – incorporated herein by reference to Exhibit 2.1 of the Registrant’s Registration Statement on Form S-4 (filed 11/19/09) No. 333-147505)

2.2

Amendment No. 1 to the Agreement and Plan of Merger, by and among Equitable Financial Group, Inc., Equitable Bank, and 1st United Bancorp, Inc., dated as of December 19, 2007 – incorporated herein by reference to Exhibit 2.1 of the Registrant’s Amendment No. 1 to Registration Statement on Form S-4 (filed 12/28/08) (No. 333-147505)

2.3

Purchase and Assumption Agreement by and among Citrus Bank, National Association, CIB Marine Bancshares, Inc. and 1st United Bank, dated April 3, 2008 - incorporated herein by reference to Exhibit 2.1 of the Registrant’s Quarterly Report on Form 10-Q (filed 5/14/08) (No. 000-1415277)

2.4

Amendment to Purchase and Assumption Agreement by and among Citrus Bank, National Association, cm Marine Bancshares, Inc., 1st United Bank, and 1st United Bancorp, Inc., dated May 13,2008 - incorporated herein by reference to Exhibit 2.2 of the Registrant’s Quarterly Report on Form 10-Q (filed 5/14/08) (No. 000-1415277)

3.1	Amended and Restated Articles of Incorporation of the Registrant - incorporated herein by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form IO-Q (filed 7/22/08) (No. 000-1415277)

3.2

Certificate of Designation for Series A Non-Cumulative Perpetual Preferred Stock of 1st United Bancorp, Inc. filed on April 25, 2008 with the Secretary of State of the State of Florida designating preferences, limitations, voting powers, and relative rights - incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K (filed 5/14/08) (No. 000-1415277)

3.3

Certificate of Designation for Series B Non-Cumulative Perpetual Preferred Stock of 1st United Bancorp, Inc. filed on February 25, 2009 with the Secretary of State of the State of Florida designating preferences, limitations, voting powers, and relative rights – incorporated herein by reference to Exhibit 3.3 of the Registrant’s Form 10-K (filed 3/13/09) (No. 000-1415277)

3.4

Certificate of Designation for Series C Cumulative Perpetual Preferred Stock of 1st United Bancorp, Inc. filed on March 3, 2009 with the Secretary of the State of the Florida designating preferences, limitations, voting powers, and relative rights – incorporated herein by reference to Exhibit 3.4 of the Registrant’s Form 10-K (filed 3/13/09) (No. 000-1415277)

3.5

Certificate of Designation for Series D Cumulative Perpetual Preferred Stock of 1st United Bancorp, Inc. filed March 3, 2009 with the Secretary of State of the State of Florida designating preferences, limitations, voting powers and relative rights – incorporated herein by reference to Exhibit 3.5 of the Registrant’s Form 10-K (filed 3/13/09) (No. 000-1415277)

3.6

Amendment to the 1st United Bancorp, Inc. Amended and Restated Articles of Incorporation – incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K (filed 5/28/09) (No. 000-1415277)

3.7

Bylaws of the Registrant – incorporated herein by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form S-4 (filed 11/19/07) (No. 333-147505) Registration Statement on Form S-4 (filed 11/19/07) (No. 333-147505)

4.1	See Exhibits 3.1 through 3.7 for provisions of the Articles of Incorporation and Bylaws of the Registrant defining rights of the holders of common stock of the Registrant

4.2

Subordinated Capital Note, effective July 7, 2008, by 1st United Bank in favor of Silverton Bank, N.A. in the amount of $5,000,000 - incorporated herein by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K (filed 7/10/08) (No. 000-1415277)

4.3

Form of Certificate for the Series C Fixed Rate Cumulative Perpetual Preferred Stock of 1st United Bancorp, Inc. – incorporated herein by reference to Exhibit 4.3 of the Registrant’s Form 10-K (filed 3/13/09) (No. 000-1415277)

EXHIBIT NO.	DESCRIPTION

4.4

Form of Certificate for the Series D Fixed Rate Cumulative Perpetual Preferred Stock of 1st United Bancorp, Inc. – incorporated herein by reference to Exhibit 4.4 of the Registrant’s Form 10-K (filed 3/13/09) (No. 000-1415277)

5.1	Opinion of Gunster, Yoakley & Stewart, P.A. regarding the validity of securities being registered

10.1	Officers’ and Employees’ Stock Option Plan - incorporated herein by reference to Exhibit 10.1 of the Registrant’s Registration Statement on Form S-4 (filed 11/19/07) (No. 333-147505)

10.2

Amended and Restated Employment Agreement with John Marino, dated as of December 18, 2008 – incorporated herein by reference to Exhibit 10.2 of the Registrant’s Form 10-K (filed 3/13/09) (No. 000-1415277)

10.3

Amended and Restated Employment Agreement with Warren S. Orlando, dated as of December 18, 2008 – incorporated herein by reference to Exhibit 10.3 of the Registrant’s Form 10-K (filed 3/13/09) (No. 000-1415277)

10.4

Amended and Restated Employment Agreement with Rudy E. Schupp, dated as of December 18, 2008 – incorporated herein by reference to Exhibit 10.4 of the Registrant’s Form 10-K (filed 3/13/09) (No. 000-1415277)

10.5	Amended and Restated Supplemental Executive Retirement Plan Agreement for John Marino, dated as of December 18, 2008†

10.6

Amended and Restated Supplemental Executive Retirement Plan Agreement for Warren S. Orlando, dated as of December 18, 2008 – incorporated herein by reference to Exhibit 10.6 of the Registrant’s Form 10-K (filed 3/13/09) (No. 000-1415277)

10.7

Amended and Restated Supplemental Executive Retirement Plan Agreement for Rudy E. Schupp, dated as of December 18, 2008 – incorporated herein by reference to Exhibit 10.6 of the Registrant’s Form 10-K (filed 3/13/09) (No. 000-1415277)

10.8

Employment Agreement with H. William Spute, Jr., effective February 29, 2008 - incorporated herein by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K (filed 2/6/08) (No. 000-1415277)

10.9	2008 Incentive Plan - incorporated herein by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K (filed 5/30/08) (No. 000-1415277)

10.10

Subordinated Capital Note Purchase Agreement between 1st United Bank and Silverton Bank, N.A., effective July 7, 2008 - incorporated herein by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K (filed 7/10/08) (No. 000-1415277)

10.11

Loan and Stock Pledge Agreement between 1st United Bancorp, Inc. and Silverton Bank, N. A., effective July 7, 2008 - incorporated herein by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K (filed 7/10/08) (No. 000-1415277)

10.12

Promissory Note with Revolving Feature, effective July 7, 2008, by 1st United Bancorp, Inc. in favor of Silverton Bank, N.A. in the amount of $5,000,000 - incorporated herein by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 8-K (filed 7/10/08) (No. 000-1415277)

10.13

Letter Agreement, dated March 13, 2009, between 1st United Bancorp, Inc. and the United States Department of Treasury, which includes the Securities Purchase Agreement-Standard Terms attached thereto – incorporated herein by reference to Exhibit 10.13 of the Registrant’s Form 10-K (filed 3/13/09) (No. 000-1415277)

10.14	Form of Senior Executive Officer Letter Agreement – incorporated herein by reference to Exhibit 10.14 of the Registrant’s Form 10-K (filed 3/13/09) (No. 000-1415277)

10.15	Form of Waiver – incorporated herein by reference to Exhibit 10.15 of the Registrant’s Form 10-K (filed 3/13/09) (No. 000-1415277)

10.16

AARA Letter Agreement dated February 26, 2009, between 1st United Bancorp, Inc. and the United States Department of Treasury – incorporated herein by reference to Exhibit 10.16 of the Registrant’s Form 10-K (filed 3/13/09) (No. 000-1415277)

EXHIBIT NO.	DESCRIPTION

21.1	Subsidiaries of the Registrant – incorporated herein by reference to Exhibit 21.1 of the Registrant’s Form 10-K (filed 3/13/09) (No. 000-1415277)

23.1	Consent of Crowe Horwath LLP, independent registered public accounting firm†

23.2	Consent of Gunster, Yoakley & Stewart, P.A. (included in Exhibit 5.1)

24.1	Power of Attorney†

† Previously filed